Exhibit 10.1

EXECUTION COPY

TERM LOAN AGREEMENT

dated as of March 31, 2014

among

AVALONBAY COMMUNITIES, INC.,
as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Bank,

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent and a Bank,

and

THE OTHER LENDERS SIGNATORY HERETO,
each as a Bank

i

(continued)

(continued)

(continued)

EXHIBITS

EXHIBIT A	-	Disbursement Instruction Agreement

EXHIBIT B	-	Note

EXHIBIT B-1	-	[Reserved]

EXHIBIT B-2	-	[Reserved]

EXHIBIT C	-	Information Regarding Material Affiliates

EXHIBIT D	-	Solvency Certificate

EXHIBIT E	-	Assignment and Acceptance

EXHIBIT F	-	[Reserved]

EXHIBIT G-1	-	[Reserved]

EXHIBIT G-2	-	[Reserved]

EXHIBIT G-3	-	[Reserved]

EXHIBIT G-4	-	[Reserved]

EXHIBIT H	-	Acceptance Letter

EXHIBIT I	-	Form of Guaranty

EXHIBIT J-1	-	Form of U.S. Tax Compliance Certificate

EXHIBIT J-2	-	Form of U.S. Tax Compliance Certificate

EXHIBIT J-3	-	Form of U.S. Tax Compliance Certificate

EXHIBIT J-4	-	Form of U.S. Tax Compliance Certificate

SCHEDULE

SCHEDULE 1		Term A-1 Loan Commitments

SCHEDULE 2		Term A-2 Loan Commitments

Term Loan AGREEMENT dated as of March 31, 2014 (this “Agreement”) among AVALONBAY COMMUNITIES, INC., a corporation organized and existing under the laws of the State of Maryland (“Borrower”); WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”); and PNC BANK, NATIONAL ASSOCIATION (“PNC”) and the other lenders signatory hereto, as Banks (PNC, the other lenders signatory hereto, such other lenders who from time to time become Banks pursuant to Section 2.19, 3.07 or 12.05, each a “Bank” and collectively, the “Banks”).

Accordingly, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, Administrative Agent and each of the Banks agree as follows:

ARTICLE I

DEFINITIONS; ETC.

Section 1.01                            Definitions.  As used in this Agreement the following terms have the following meanings:

“Acceptance Letter” has the meaning specified in Section 2.19.

“Acquisition Asset” means any improved real property asset that has been owned by Borrower, its Consolidated Businesses or any UJV for fewer than eighteen (18) months, unless Borrower has made a one-time election (by written notice to Administrative Agent) to no longer treat such asset as an Acquisition Asset for purposes of this Agreement.

“Additional Costs” has the meaning specified in Section 3.01.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s address located at 608 2nd Avenue South, 11th Floor, Minneapolis, MN 55402, or such other address in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Affected Loan” has the meaning specified in Section 3.04.

“Affiliate” means, with respect to any Person (for purposes of this definition, the “first Person”), any other Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the first Person; or (2) 10% or more of the beneficial interest in which is directly or indirectly owned or held by the first Person.  The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning specified in the preamble.

“Applicable Lending Office” means, for each Bank and for its Loans, the lending office of such Bank (or of an Affiliate of such Bank) designated as such on its signature page hereof or in the applicable Assignment and Acceptance, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans, the respective rates per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table (any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin):

Range of Borrower’s Credit Rating (S&P/Moody’s or other agency equivalent)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for LIBOR Loans (% per annum)
Below BBB- or unrated/Below Baa3 or unrated	1.35%	2.35%
BBB-/Baa3	0.85%	1.85%
BBB/Baa2	0.55%	1.55%
BBB+/Baa1	0.45%	1.45%
At least A-/A3	0.40%	1.40%

“Applicable Unused Fee Percentage” means the rate per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table (any change in Borrower’s Credit Rating causing it to move into a different range on the table shall effect an immediate change in the Applicable Unused Fee Percentage):

Range of Borrower’s Credit Rating (S&P/Moody’s or other agency equivalent)	Applicable Unused Fee (% per annum)
Below BBB- or unrated/ Below Baa3 or unrated	0.375%
BBB-/Baa3	0.300%
BBB/Baa2	0.200%
BBB+/Baa1	0.150%
At least A-/A3	0.150%

“Assignee” has the meaning specified in Section 12.05.

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of EXHIBIT E, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with Section 12.05.

“Bank” and “Banks” have the respective meanings specified in the preamble.

“Bank Parties” means Administrative Agent and the Banks.

“Bank Reply Period” has the meaning specified in Section 12.02.

“Banking Day” means (1) any day on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, an Interest Period with respect to a LIBOR Loan or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market and banks are open for business in London.

“Base Rate” means, at any time, the highest of (1) the Prime Rate, (2) the Federal Funds Rate plus 0.50% and (3) the LIBOR Market Index Rate plus 1%.  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (3) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Loans which shall accrue interest at a rate determined in relation to the Base Rate.

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Ernst & Young, or such other accounting firm(s) of nationally-recognized standing selected by Borrower and reasonably acceptable to Administrative Agent.

“Borrower’s Credit Rating” means the rating assigned from time to time to Borrower’s unsecured and unsubordinated long-term indebtedness by, respectively, S&P, Moody’s and/or one or more other nationally-recognized rating agencies reasonably approved by Administrative Agent.  If such a rating is assigned by only one (1) such rating agency, it must be either S&P or Moody’s.  If such a rating is assigned by two (2) such rating agencies, at least one (1) must be S&P or Moody’s, and “Borrower’s Credit Rating” shall be the higher of said ratings, except if the aforesaid ratings are greater than one (1) rating level apart, in which case “Borrower’s Credit Rating” shall be the average of said ratings.  If such a rating is obtained from more than two (2) such rating agencies, “Borrower’s Credit Rating” shall be the higher of the lowest two (2) ratings, if at least one (1) of such two (2) is either S&P or Moody’s; if neither of the two (2) lowest ratings is from S&P or Moody’s, then “Borrower’s Credit Rating” shall be the lower of the ratings from S&P and Moody’s.  Unless such indebtedness of Borrower is rated by either S&P or Moody’s, “Borrower’s Credit Rating” shall be considered unrated for purposes of this Agreement.

“Borrower’s Principals” means the officers and directors of Borrower at any applicable time.

“Borrower’s Share of UJV Combined Outstanding Indebtedness” means the sum of the indebtedness of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by Borrower’s respective beneficial fractional interests in each such UJV.

“Capitalization Value” means, as of the end of any calendar quarter, the sum, without double-counting, of (1) Combined EBITDA attributable to Wholly-Owned Assets (other than

Acquisition Assets and Construction-in-Process) (less all leasing commissions and management and development fees, net of any expenses applicable thereto, contributing to such Combined EBITDA) for such quarter annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), (2) Combined EBITDA attributable to Borrower’s beneficial interest in the UJVs (other than with respect to Acquisition Assets or Construction-in-Process) (less all leasing commissions and management and development fees, net of any expenses applicable thereto, contributing to such Combined EBITDA) for such quarter annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), (3) such leasing commissions and management and development fees for such quarter as were subtracted from Combined EBITDA pursuant to clauses (1) and (2) above, annualized, (i.e., multiplied by four (4)), capitalized at a rate of 15% per annum (i.e., divided by 15%), (4) unrestricted Cash and Cash Equivalents of Borrower and its Consolidated Businesses, as of the end of such quarter, as reflected in Borrower’s Consolidated Financial Statements; provided that no such unrestricted Cash and Cash Equivalents will be added to Capitalization Value if such unrestricted Cash and Cash Equivalents have been deducted from Total Outstanding Indebtedness or Secured Indebtedness in the calculation of the financial covenants in Section 8.01 or Section 8.04, (5) the aggregate book value (on a cost basis) of land held for future development and Construction-in-Process of Borrower and its Consolidated Businesses plus Borrower’s beneficial interest in the book value (on a cost basis) of land held for future development and Construction-in-Process of the UJVs (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), (6) the aggregate book value (on a cost basis) of Acquisition Assets of Borrower and its Consolidated Businesses plus Borrower’s beneficial interest in the book value (on a cost basis) of Acquisition Assets of the UJVs (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), (7) the value (at the lower of cost or market in accordance with GAAP) of Performing Notes held by Borrower and its Consolidated Businesses, and (8) Eligible Cash 1031 Proceeds; provided that the sum of items (2), (5) and (7) above shall not exceed 30% of Capitalization Value.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash and Cash Equivalents” means (1) cash, (2) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (3) interest-bearing or discounted obligations of federal agencies and government-sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (4) time deposits, domestic and eurodollar certificates of deposit, bankers’ acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks, (5) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody’s and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P or better rated credit, (6) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and /or SP-1 by S&P and /or guaranteed by an irrevocable letter of credit of an Approved Bank, (7) repurchase agreements with major banks and primary government security dealers fully secured by the United States Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping and (8) real estate loan pool participations, guaranteed by an AA rating given by S&P or an Aa2 rating given by Moody’s or better rated credit.  For purposes of this definition, “Approved Bank” means a financial institution which has (x) (A) a minimum net worth of $500,000,000 and/or (B) total assets of at least $10,000,000,000 and (y) a minimum long-term debt rating of A+ by S&P or A1 by Moody’s.

“Class” means, when used in reference to any Loan, the Term A-1 Loans or the Term A-2 Loans, as the context may require.

“Closing Date” means the date this Agreement has been executed by all parties.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Combined Debt Service” means, for any period of time, (1) Borrower’s share of total debt service (including principal) paid or payable by Borrower and its Consolidated Businesses during such period (other than debt service on construction loans until completion of the relevant construction and other capitalized interest) plus a deemed annual capital expense charge of $150 per apartment unit owned by Borrower or its Consolidated Businesses plus (2) Borrower’s beneficial interest in the sum of (a) total debt service (including principal) paid or payable by the UJVs during such period (other than debt service on construction loans until completion of the relevant construction and other capitalized interest) plus (b) a deemed annual capital expense charge of $150 per apartment unit owned by the UJVs plus (3) preferred dividends and distributions paid or payable by Borrower and its Consolidated Businesses during such period plus (4) non-cash interest expense with respect to convertible debt of Borrower and its Consolidated Businesses during such period.

“Combined EBITDA” means, for any period of time, the sum, without duplication, of (1) Borrower’s share of revenues less operating expenses, general and administrative expenses and property taxes before Interest Expense, income taxes, gains or losses on the sale of real estate and/or marketable securities and depreciation and amortization for Borrower and its Consolidated Businesses, and adjusted to exclude gains and losses from extraordinary or non-recurring items, extinguishment or forgiveness of debt, write-ups or write-downs, acquisition costs for consummated acquisitions, non-cash revenue and non-cash expense attributable to straight lining of rents and (2) Borrower’s beneficial interest in revenues less operating expenses, general and administrative expenses and property taxes before Interest Expense, income taxes, gains or losses on the sale of real estate and/or marketable securities and depreciation and amortization (after eliminating appropriate intercompany amounts) applicable to each of the UJVs, and adjusted to exclude gains and losses from extraordinary or non-recurring items, extinguishment or forgiveness of debt, write-ups or write-downs, acquisition costs for consummated acquisitions, non-cash revenue and non-cash expense attributable to straight lining of rents, in all cases as reflected in Borrower’s Consolidated Financial Statements.

“Consolidated Business” means, individually, each Affiliate of Borrower who is or should be included in Borrower’s Consolidated Financial Statements in accordance with GAAP.

“Consolidated Financial Statements” means, with respect to any Person, the consolidated balance sheet and related consolidated statement of operations, accumulated deficiency in assets and cash flows, and footnotes thereto, of such Person, prepared in accordance with GAAP.

“Consolidated Outstanding Indebtedness” means, as of any time, Borrower’s share of all indebtedness and liability for borrowed money, secured or unsecured, of Borrower and its Consolidated Businesses, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness on cash and cash equivalent securities, all as reflected in Borrower’s Consolidated Financial Statements.

“Consolidated Tangible Net Worth” means, at any date, Borrower’s share of the consolidated stockholders’ equity of Borrower and its Consolidated Businesses less their consolidated Intangible Assets, all determined as of such date.  For purposes of this definition, “Intangible Assets” means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (1) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve (12) months after the acquisition of such business) subsequent to September 30, 1994 in the book value of any asset (other than real property assets) owned by Borrower or a Consolidated Business and (2) all debt discount and expense, deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets (in each case, not adjusted for depreciation).

“Construction-in-Process” means a property on which construction of improvements (excluding non-revenue generating capital expenditures and excluding costs incurred prior to construction, all as set forth in related quarterly financial statements or supplemental financial information attached thereto) has commenced and is proceeding to completion in the ordinary course but has not yet been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such property by the general public).  Any such property shall be treated as Construction-in-Process until 12 months from the date of completion (as evidenced by a certificate of occupancy or its equivalent permitting use of such property by the general public), unless Borrower has made a one-time election (by written notice to Administrative Agent) to no longer treat such property as Construction-in-Process for purposes of this Agreement.

“Contingent Obligations” means, without duplication, Borrower’s share of (1) any contingent obligations of Borrower or its Consolidated Businesses required to be shown on the balance sheet of Borrower and its Consolidated Businesses in accordance with GAAP and (2) any obligation required to be disclosed in the footnotes to Borrower’s Consolidated Financial Statements, guaranteeing partially or in whole any non-Recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of Borrower or any of its Consolidated Businesses or of any

other Person.  The amount of any Contingent Obligation described in clause (2) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the net present value (using the Base Rate as a discount rate) of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder) or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower and/or one or more of its Consolidated Businesses is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent Borrower’s Consolidated Financial Statements required to be delivered pursuant to this Agreement.  Notwithstanding anything contained herein to the contrary, guarantees of completion, of environmental indemnities and of fraud, misappropriation and other “bad act” indemnities shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by Borrower or one of its Consolidated Businesses and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash and Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (2) in the case of joint and several guarantees given by a Person in which Borrower owns an interest (which guarantees are non-recourse to Borrower), to the extent the guarantees, in the aggregate, exceed 10% of Capitalization Value, the amount in excess of 10% shall be deemed to be a Contingent Obligation of Borrower.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall be deemed not to include guarantees of unadvanced funds under any indebtedness of Borrower or its Consolidated Businesses or of construction loans to the extent the same have not been drawn.  All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

“Continuing Directors” has the meaning specified in Section 9.01(11).

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Loan from one Applicable Lending Office to another.

“Debt” means (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations in respect of letters of credit issued for the account of any Person; (5) all obligations arising under bankers’ or trade acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (7) all obligations secured by any Lien on property owned by the Person whose Debt is being measured, whether or not the obligations have been assumed; and (8) all obligations under any agreement providing for contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means a rate per annum equal to the Base Rate plus the Applicable Margin plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.20(b), any Bank that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Banking Days of the date required to be funded by it hereunder unless such Bank notifies Administrative Agent and Borrower in writing that such failure is the result of such Bank’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Banking Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations (provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.  Notwithstanding anything to the contrary in clauses (a) though (c) above, any determination by Administrative Agent that a Bank is a Defaulting Lender under any one or more of clauses (a)

through (d) above shall be conclusive and binding absent manifest error, and Administrative Agent shall give prompt written notice of such determination to Borrower.

“Disbursement Instruction Agreement” means an agreement substantially in the form of EXHIBIT A to be executed and delivered by Borrower pursuant to Section 2.18, as the same may be amended, restated or modified from time to time with the prior written approval of Administrative Agent.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Elect” and “Election” refer to an election, if any, by Borrower pursuant to Section 2.12.

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of real property of Borrower and its Consolidated Businesses, which proceeds are intended to be used by such qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such real property in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds Borrower or any Affiliate has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in Treasury Regulations Section 1.1031(k)-1(g)(4) (the “Regulations”)) or until such exchange is terminated.  Upon the cash proceeds no longer being held by such qualified intermediary pursuant to the Regulations or otherwise no longer qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation or notice from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to (a) the existence of any Hazardous Materials contamination or Environmental Discharges or threatened Hazardous Materials contamination or Environmental Discharges at any of Borrower’s locations or facilities or (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; or (3) relating to any violation or alleged violation by Borrower of any relevant Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower, or any trade or business which is under common control (within the meaning of Section 414(c) of the Code) with Borrower, or any organization which is required to be treated as a single employer with Borrower under Section 414(m) or 414(o) of the Code.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means, with respect to Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Bank that has failed to comply with Section 3.10(e)(i), and (d) in the case of a Foreign Bank (other than an Assignee pursuant to a request by Borrower under Section 3.07), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Bank pursuant to the Laws in force at the time such Foreign Bank becomes a party hereto (or designates a new lending office), (ii) is attributable to such Foreign Bank’s failure or inability (other than as a result of a Regulatory Change) to comply with Section 3.10(e)(i) or (iii) is imposed under FATCA, except, in the case of subclauses (i) and (ii) of this clause (d), to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.10(a)(ii) or (c).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any successor provisions thereof that are substantially comparable and not materially more onerous to comply with) and any regulations (whether temporary or proposed) that are issued thereunder and official governmental interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (expressed on a 360-day basis of calculation) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day provided that (1) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day; and (2) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average of the rates quoted by three (3) Federal Funds brokers to Administrative Agent on such day on such transactions.

“Fee Letter” means the letter agreement, dated as of February 26, 2014, among Borrower, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.

“Final Term A-2 Loan Availability Date” means the one-year anniversary of the Closing Date.

“Fiscal Year” means each period from January 1 to December 31.

“Foreign Bank” means any Bank that is organized under the Laws of a jurisdiction other than the United States or any State thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.13 (except for changes concurred in by Borrower’s Accountants).

“Good Faith Contest” means the contest of an item if:  (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) reserves that are adequate based on reasonably foreseeable likely outcomes are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed, delayed or postponed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Incremental Term Loan” has the meaning specified in Section 2.19.

“Incremental Term Loan Note” has the meaning specified in Section 2.08.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Advance” means the first advance of proceeds of the Loans.

“Interest Expense” means, for any period of time, Borrower’s share of the consolidated interest expense (without deduction of consolidated interest income, and excluding (x) interest expense on construction loans and (y) other capitalized interest expense in respect of either construction activity or construction loans, in any such case under clauses (x) or (y), only until completion of the relevant construction) of Borrower and its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts; (3) any expense, payments or fees (other than up-front fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs multiplied by Borrower’s respective beneficial interests in the UJVs, in all cases as reflected in Borrower’s Consolidated Financial Statements.

“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the continuation of a LIBOR Loan the last day of the preceding Interest Period for such LIBOR Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter (or 12 months with the consent of each Bank), as Borrower may select in a notice of borrowing, notice of continuation or notice of conversion, as the case may be, except that each Interest Period that commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month.

“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative order, consent decree or judgment.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in U.S. dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of the applicable Interest Period by (ii) a percentage (the “LIBOR Reserve Requirement”) equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Bank outside of the United States of America).  If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by Administrative Agent to be the arithmetic average of the rate per annum at which deposits in U.S. dollars would be offered by first class banks in the London interbank market to Administrative Agent at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means all or any portion (as the context requires) of a Bank’s Loans which shall accrue interest at a rate determined in relation to LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Banking Day, the immediately preceding Banking Day.  The LIBOR Market Index Rate shall be determined on a daily basis.

“LIBOR Reserve Requirement” has the meaning set forth in the definition of “LIBOR”.

“Lien” means any mortgage, deed of trust, pledge, negative pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing and carriers, warehousemen, mechanics and other similar inchoate liens that have not been insured against in a manner reasonably satisfactory to Administrative Agent).

“Loan” means, with respect to each Bank, collectively, its Term Loans and Incremental Term Loans.

“Loan Documents” means this Agreement, the Notes, the Disbursement Instruction Agreement, the Solvency Certificate and any guaranty executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01.

“Majority in Interest” means, when used in reference to Banks of any Class as of any date, (a) in the case of Banks holding Term A-1 Loans, Banks holding Term A-1 Loans representing more than 50% of all Term A-1 Loans outstanding at such time, and (ii) in the case of Banks holding unused Term A-2 Loan Commitments (or, if the applicable Term A-2 Loan Commitments have been terminated or reduced to zero, the amount of such Bank’s Term A-2 Loans), Banks holding unused Term A-2 Loan Commitments (or Term A-2 Loans, as applicable)  representing more than 50% of all unused Term A-2 Loan Commitments (or all Term A-2 Loans, as applicable) outstanding at such time.

“Material Adverse Change” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature, which does or could reasonably be expected to, on more than an interim basis, either (1) materially and adversely impair the ability of Borrower and its Consolidated Businesses, taken as a whole, to fulfill its material obligations under the Loan Documents or (2) cause a Default or an Event of Default.

“Material Affiliates” means the Affiliates of Borrower described on EXHIBIT C, together with (or excluding) any Affiliates of Borrower which are hereafter from time to time reasonably determined by Administrative Agent to be material (or no longer material), upon written notice to Borrower, based on the most recent Borrower’s Consolidated Financial Statements.

“Maturity Date” means March 31, 2021.

“Minimum Request” has the meaning specified in Section 2.19.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been, or have been required to be, made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Banks” has the meaning specified in Section 2.19.

“Note” and “Notes” have the respective meanings specified in Section 2.08.

“Obligations” means each and every obligation, covenant and agreement of Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower, under any instrument now or hereafter evidencing or securing any of the foregoing.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” and “Participation” have the respective meanings specified in Section 12.05.

“Participant Register” has the meaning specified in Section 12.05.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Performing Notes” means mortgage notes and notes receivable which are not more than 30 days past due or otherwise in default; provided, that, in the case of mortgage notes and notes receivable that generate cash and non-cash payments, such mortgage notes and notes receivable shall be treated as Performing Notes whose value is determined solely by reference to the cash payments and references to the income generated by the Performing Notes shall include only the cash payments which have current payments payable in cash.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“PNC” has the meaning specified in the preamble.

“Prepayment Premium” means an amount equal to the product of (x) the principal amount so prepaid (or, for purposes of Section 2.07(b), the undrawn portion of the Total Term A-2 Loan

Commitment as of the Final Term A-2 Loan Availability Date) and (y) the prepayment premium corresponding to the period during which such prepayment is made:

Period	Prepayment Premium
During the Term A-2 Loan Availability Period	3.0%
After the 1-year anniversary of the Closing Date and on or prior to the 2-year anniversary of the Closing Date	2.0%
After the 2-year anniversary of the Closing Date and on or prior to the 3-year anniversary of the Closing Date	1.0%
After the 3-year anniversary of the Closing Date	0.0%

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Share” means, for purposes of this Agreement and with respect to each Bank, a fraction, the numerator of which is the amount of such Bank’s Term A-1 Loan Commitment or Term A-2 Loan Commitment (or, if the applicable Term Loan Commitments have been terminated or reduced to zero, the amount of such Bank’s Loans of the applicable Class), and the denominator of which is the Total Term A-1 Loan Commitment or Total Term A-2 Loan Commitment (or, if the applicable Term Loan Commitments have been terminated or reduced to zero, the aggregate outstanding principal amount of all Term Loans of the applicable Class), as the context may require.

“Prohibited Transaction” means any transaction proscribed by Section 406 of ERISA or Section 4975 of the Code and which is not exempted by any statutory or administrative exemption.

“Recourse Debt” means Debt, recourse for the satisfaction of which is not limited to specified collateral.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.

“Regulatory Change” means, with respect to any Bank, any adoption or change after the date of this Agreement in United States federal, state, municipal or foreign Laws (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States, federal, state, municipal or foreign Laws (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, promulgated, implemented or issued.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections.13,.14,.16,.18,.19 or.20 of PBGC Reg. §2615.

“Requested Incremental Term Loans” has the meaning specified in Section 2.19.

“Required Banks” means, as of any date, (a) Banks having more than 50% of the aggregate amount of the Term Loan Commitments and the outstanding Term Loans of all Banks, or (b) if the Term Loan Commitments have been terminated or reduced to zero, Banks holding more than 50% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then-existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Banks (excluding Defaulting Lenders) are party to this Agreement, the term “Required Banks” shall in no event mean fewer than two Banks.

“Secured Indebtedness” means that portion of Total Outstanding Indebtedness that is secured by a Lien.

“Solvency Certificate” means a certificate in the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person.

“S&P” means Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies.

“Supplemental Fee Letter” means the letter agreement, dated as of February 26, 2014, among Borrower, PNC and PNC Capital Markets, LLC.

“Syndication Agent” means PNC Bank, National Association.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Loan” has the meaning specified in Section 2.01(b).

“Term A-1 Loan Commitment” means, with respect to each Bank, the obligation to make a Term A-1 Loan in the principal amount set forth in Schedule 1.

“Term A-2 Loan” has the meaning specified in Section 2.01(b).

“Term A-2 Loan Availability Period” means the period commencing on the Closing Date to and including the Final Term A-2 Loan Availability Date.

“Term A-2 Loan Commitment” means, with respect to each Bank, the obligation to make a Term A-2 Loan in the principal amount set forth in Schedule 2.

“Term Loans” means, with respect to each Bank, collectively, its Term A-1 Loans and Term A-2 Loans.

“Term Loan Commitment” means, with respect to each Bank, an amount equal to the aggregate amount of such Bank’s Term A-1 Loan Commitment and Term A-2 Loan Commitment.

“Term Loan Note” has the meaning specified in Section 2.08.

“Total Incremental Term Loan Amount” means $200,000,000.

“Total Term A-1 Loan Commitment” means an amount equal to the aggregate amount of all Term A-1 Loan Commitments (i.e., $250,000,000).

“Total Term A-2 Loan Commitment” means an amount equal to the aggregate amount of all Term A-2 Loan Commitments (i.e., $50,000,000).

“Total Term Loan Commitment” means an amount equal to the aggregate amount of all Term A-1 Loan Commitments and Term A-2 Loan Commitments (i.e., $300,000,000).

“Total Outstanding Indebtedness” means, at any time, the sum, without duplication, of (1) Consolidated Outstanding Indebtedness; (2) Borrower’s Share of UJV Combined Outstanding Indebtedness; and (3) Contingent Obligations.

“UJV Combined Outstanding Indebtedness” means, as of any time, all indebtedness and liability for borrowed money, secured or unsecured, of the UJVs, on a combined basis, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness on cash and cash equivalent securities, all as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP.

“UJVs” means the unconsolidated joint ventures (including general and limited partnerships) in which Borrower owns a beneficial interest and which are accounted for under the equity method in Borrower’s Consolidated Financial Statements.

“Unencumbered” means, with respect to any asset, that such asset is not, and the direct or indirect interests of Borrower therein are not, subject to any negative pledge or Lien to secure all or any portion of Secured Indebtedness.

“Unencumbered Asset Value” means, as of the end of any calendar quarter, without duplication, (1) Unencumbered Wholly-Owned Combined EBITDA for such quarter, annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), plus (2) Unencumbered Non-Wholly-Owned Combined EBITDA for such quarter, annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), plus (3) the aggregate book value (on a cost basis) of Unencumbered Land and Construction-in-Process (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), plus (4) the aggregate book value (on a cost basis) of Unencumbered Assets of Borrower and its Consolidated Business which are Acquisition Assets plus Borrower’s beneficial interest in the book value (on a cost basis) of Unencumbered Assets of the UJVs that are Acquisition Assets (and for which Borrower substantially controls the financing and sale) (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), plus (5) unrestricted Cash and Cash Equivalents of Borrower and its Consolidated Businesses, as of the end of such quarter, as reflected in Borrower’s Consolidated Financial Statements, to the extent the same are Unencumbered; provided that no such unrestricted Cash and Cash Equivalents will be added to Unencumbered Asset Value if such unrestricted Cash and Cash Equivalents have been deducted from Unsecured Indebtedness in the calculation of the financial covenant in Section 8.03, plus (6) the value of all Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Assets, to the extent the same are Unencumbered, plus (7) the value (at the lower of cost or market in accordance with GAAP) of Performing Notes held by Borrower and its Consolidated Businesses, to the extent the same are Unencumbered; provided that the sum of clauses (2), (3) and (7) above shall not exceed 30% of Unencumbered Asset Value.

“Unencumbered Assets” are income-producing assets, reflected on Borrower’s Consolidated Financing Statements, owned (in whole or in part), directly or indirectly by Borrower which (1) are Unencumbered and (2) have been improved by buildings or other improvements that have been issued a certificate of occupancy (or its equivalent) and are fully operational.  Notwithstanding the foregoing, if an asset that would otherwise qualify as an Unencumbered Asset is owned by a Consolidated Business that has any Recourse Debt, such asset shall not constitute, and may not be treated as, an Unencumbered Asset unless and until the earlier to occur of (x) such Recourse Debt has been repaid in full in cash and all loan documents evidencing such Recourse Debt have been terminated and (y) such Consolidated Business executes and delivers to Administrative Agent, for the benefit of Administrative Agent and the Banks, a guaranty of the Obligations in substantially the form of Exhibit I attached hereto.

“Unencumbered Land and Construction-in-Process” means all land held for future development and Construction-in-Process reflected on Borrower’s Consolidated Financial Statements, which are wholly-owned, directly or indirectly, by Borrower and are Unencumbered.

“Unencumbered Non-Wholly-Owned Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets that are not Unencumbered Wholly-Owned Assets but for which Borrower substantially controls the sale or financing of such Unencumbered Asset (assuming general and administrative expense is allocated proportionately to Unencumbered Assets).

“Unencumbered Wholly-Owned Assets” means Unencumbered Assets which are Wholly-Owned Assets.

“Unencumbered Wholly-Owned Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Wholly-Owned Assets (assuming general and administrative expense is allocated proportionately to Unencumbered Wholly-Owned Assets).

“Unsecured Indebtedness” means that portion of Total Outstanding Indebtedness that is not secured by a Lien.

“Unused Fee” means an amount equal to the product, computed on a daily basis, of (x) the unused portion of the Total Term A-2 Loan Commitment and (y) the Applicable Unused Fee Percentage, payable quarterly in arrears commencing with the last Banking Day of the first full fiscal quarter ending after the Closing Date and ending on the earlier of (i) the date the drawing of the Term A-2 Loans shall occur and (ii) the Final Term A-2 Loan Availability Date (or if earlier, the termination of the Loans and the Term A-2 Loan Commitments in accordance with this Agreement), calculated based upon the actual number of days elapsed over a 360-day year.

“Wholly-Owned Assets” means income-producing assets, which are reflected on Borrower’s Consolidated Financial Statements, and are wholly-owned, directly or indirectly, by Borrower.

Section 1.02                            Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

Section 1.03                            Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

Section 1.04                            Rules of Construction.  Except as provided otherwise, when used in this Agreement (1) “or” is not exclusive; (2) a reference to a Law includes any amendment, modification or supplement to, or replacement of, such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) all terms used in the singular shall have a correlative meaning when used in the plural and vice versa; (5) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles, Sections or Exhibits shall be to Articles, Sections and Exhibits of this Agreement unless otherwise indicated; (7) “hereunder”, “herein”, “hereof” and the like refer to this Agreement as a whole; and (8) all Exhibits to this Agreement shall be incorporated into this Agreement.

ARTICLE II

THE LOANS

Section 2.01                            Loans; Purpose.

(a)                                 Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.

(b)                                 Each of the Banks listed on Schedule 1 severally agrees to make loans to Borrower on the Closing Date (each such loan by a Bank, a “Term A-1 Loan”), in an aggregate amount not to exceed its Term A-1 Loan Commitment.  Each of the Banks listed on Schedule 2 severally agrees to make loans to Borrower (each such loan by a Bank, a “Term A-2 Loan”), during the Term A-2 Loan Availability Period, in an aggregate amount not to exceed its Term A-2 Loan Commitment; provided that Term A-2 Loans shall be made in a single installment.  Each Term Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.  Amounts repaid or prepaid in respect of the Loans may not be reborrowed.  Unused Term A-2 Loan Commitments shall terminate at 4:00 p.m. (Minneapolis time) on the Final Term A-2 Loan Availability Date.

(c)                                  [Reserved].

(d)                                 The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank.  However, the failure of any Bank to make any advance of a Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of a Loan specified hereby to be made on such date.

(e)                                  Borrower shall use the proceeds of the Loans for the general business purposes of Borrower, including, without limitation, working capital needs, closing costs, financing for property acquisitions, redevelopment of existing properties, repayment of existing debt obligations and construction of new properties, and/or payment of other debts and obligations of Borrower and its Consolidated Businesses and UJVs.  In no event shall proceeds of the Loans be used, directly or indirectly, for purchasing or carrying margin stock (within the meaning of Regulation U), in a manner that would violate Regulation T, Regulation U, or Regulation X or in connection with a hostile acquisition.

Section 2.02                            [Reserved].

Section 2.03                            [Reserved].

Section 2.04                            Procedures for Advances.  In the case of advances of Term Loans hereunder, Borrower shall submit to Administrative Agent an irrevocable request for each advance, stating the amount requested, and, in the case of LIBOR Loans, the initial Interest Period for such LIBOR Loans, and certifying the purpose, in general terms, for which such advance is to be used, no later than 10:00 a.m. (Minneapolis time) on the date, in the case of advances of Base Rate Loans, which is one (1) Banking Day, and, in the case of advances of LIBOR Loans, which is three (3) Banking Days, prior to the date the advance is to be made.  Any advances of Incremental Term Loans hereunder shall be made in accordance with Section 2.19.  Administrative Agent, on the Banking Day of its receipt and approval of the request for advance, will so notify the Banks either by telephone or by facsimile.  Not later than 10:00 a.m. (Minneapolis time) on the date of each advance, each applicable Bank shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower.  The amount of the advance requested by Borrower (or, if less, the portion of such requested amount that shall have been paid to Administrative Agent by the Banks in accordance with the terms hereof) shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s crediting an account of Borrower designated by Borrower and maintained with Administrative Agent at Administrative Agent’s Office.

Section 2.05                            Interest Periods; Renewals.  In the case of LIBOR Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of “Interest Period” in Section 1.01, subject to the following limitations:  (1) no Interest Period may extend beyond the Maturity Date; and (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day.  Unless the Banks otherwise agree, in no event may there be more than ten (10) different Interest Periods for LIBOR Loans outstanding at any one time.  Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.  If Borrower shall fail to give notice to Administrative Agent of such a Continuation, such LIBOR Loan shall automatically become a LIBOR Loan with an Interest Period of one (1) month on the last day of the current Interest Period.  Administrative Agent shall notify each of the Banks, either by telephone or by facsimile, at least two (2) Banking Days prior to the termination of the Interest Period in question in the event of such failure by Borrower to give such notice of Continuation.

Section 2.06                            Interest.  Borrower shall pay to Administrative Agent, for the account of the applicable Bank, interest on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows:  (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin and (2) for LIBOR Loans at a rate equal to LIBOR plus the Applicable Margin.  Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

The interest rate on Base Rate Loans shall change when the Base Rate changes.  Interest on Loans shall not exceed the maximum amount permitted under applicable Law.  Interest shall be payable monthly, computed on the actual days elapsed in a 360-day year.

Accrued interest shall be due and payable in arrears upon and with respect to any payment or prepayment of principal and on the first Banking Day of each calendar month; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

Section 2.07                            Fees.

(a)                                 Borrower agrees to pay to and for the accounts of the parties specified therein, the fees provided for in the Fee Letter and the Supplemental Fee Letter.

(b)                                 With respect to the Term A-2 Loan Availability Period, Borrower shall pay to Administrative Agent, for the ratable account of the Banks having a Term A-2 Loan Commitment, any applicable Unused Fee.  Further, if Borrower has not drawn the Total Term A-2 Loan Commitment as of the Final Term A-2 Loan Availability Date, Borrower additionally shall pay to Administrative Agent, for the ratable account of the Banks having a Term A-2 Loan Commitment, the Prepayment Premium.

Section 2.08                            Notes.  At the request of such Bank, the Loan made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in the form of EXHIBIT B, duly completed and executed by Borrower, in the principal amount of such Bank’s Loan, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, renewed or restated from time to time, including any new or substitute notes pursuant to Section 2.19, 3.07 or 12.05, a “Note”).  A particular Bank’s Notes are referred to collectively in this Agreement as such Bank’s “Note”; all such Notes are referred to collectively in this Agreement as the “Notes”.  The Notes shall mature, and all outstanding principal and accrued interest and other sums thereunder shall be paid in full, on the Maturity Date, as the same may be accelerated.

Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Note held by it, the amount of each advance and each payment of principal received by such Bank for the account of its Applicable Lending Office on account of its Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loan made by such Bank.  The failure by any Bank to make such notations with respect to the Loans or each advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Notes.  In case of any loss, theft, destruction or mutilation of any Bank’s Note, Borrower shall, upon its receipt of an affidavit of an officer of such Bank as to such loss, theft, destruction or mutilation and an appropriate indemnification, execute and deliver a replacement Note to such Bank in the same principal amount and otherwise of like tenor as the lost, stolen, destroyed or mutilated Note.

Section 2.09                            Prepayments.  Borrower may voluntarily prepay, in whole or in part, upon at least one (1) Banking Day’s notice to Administrative Agent in the case of Base Rate

Loans, and at least three (3) Banking Days’ notice to Administrative Agent (which shall provide such notice, promptly upon receipt, to each of the Banks) in the case of LIBOR Loans, the Loans, provided that Borrower shall (1) pay applicable (if any) LIBOR breakage and other fees, in accordance with Section 3.05; (2) pay the applicable (if any) Prepayment Premium; (3) pay all interest accrued on the amount of principal prepaid through the date of prepayment; and (4) make any partial prepayment in integral multiples of $500,000.

Section 2.10                            [Reserved].

Section 2.11                            Method of Payment.  Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Minneapolis time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds.  Administrative Agent will thereafter, on the day of its receipt of each such payment, cause to be distributed to each Bank (1) such Bank’s appropriate share determined pursuant to Section 10.15 of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank in accordance with the terms of this Agreement.  In the event Administrative Agent fails to pay funds received from Borrower to the Banks on the date on which Borrower is credited with payment, Administrative Agent shall pay interest on such amounts at the Federal Funds Rate until such payment to the Banks is made.  Borrower hereby authorizes Administrative Agent and the Banks, if and to the extent payment by Borrower is not made when due under this Agreement or under the Notes, to charge from time to time against any account Borrower maintains with Administrative Agent or any Bank any amount so due to Administrative Agent and/or the Banks.  Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

Section 2.12                            Elections, Conversions or Continuation of Loans.  Subject to the provisions of Article III and Sections 2.05 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14; and (2) a LIBOR Loan may be Converted or Continued only on the last day of the applicable Interest Period for such LIBOR Loan.  Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s Loan in accordance with its Pro Rata Share.

Section 2.13                            Minimum Amounts.  With respect to the Loans as a whole, each Election and each Conversion shall be in an amount at least equal to $1,000,000 and in integral multiples of $500,000.

Section 2.14                            Certain Notices Regarding Elections, Conversions and Continuations of Loans.  Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by

Administrative Agent not later than 9:30 a.m. (Minneapolis time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Number of Banking Days’ Prior Notice

Conversions into Base Rate Loans	two (2)
Elections of, Conversions into or Continuations as, LIBOR Loans	three (3)

Promptly following its receipt of any such notice, and no later than the close of business on the Banking Day of such receipt, Administrative Agent shall so advise the Banks either by telephone or by facsimile.  Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.05); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.05).  In the event that Borrower fails to Elect to have any portion of an advance of the Loans be LIBOR Loans, the entire amount of such advance shall constitute Base Rate Loans.  In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will automatically become LIBOR Loans with an Interest Period of one (1) month on the last day of the then-current applicable Interest Period for such LIBOR Loans.  Administrative Agent shall notify each of the Banks, either by telephone or by facsimile, at least two (2) Banking Days prior to the termination of the Interest Period in question, in the event of such failure by Borrower.

Section 2.15                            Late Payment Premium.  Borrower shall, at Administrative Agent’s option or if directed by the Required Banks and upon notice to Borrower, pay to Administrative Agent, for the account of the Banks, a late payment premium in the amount of 4% of any payments of interest under the Loans made more than ten (10) days after the due date thereof, which shall be due with any such late payment.

Section 2.16                            [Reserved]

Section 2.17                            [Reserved]

Section 2.18                            Funds Transfer Disbursements.  Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Loan made by the Banks or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

Section 2.19                            Incremental Term Loans.

(a)                                 Borrower may, from time to time, request that the Banks make one or more tranches of additional term loans (the “Incremental Term Loans”) in an aggregate amount no greater than the Total Incremental Term Loan Amount.  The Incremental Term Loans pursuant to any such particular request shall be at least an amount (the “Minimum Request”) equal to the lesser of (x) $50,000,000 or (y) the Total Incremental Term Loan Amount less the principal amount of any Incremental Term Loans previously made.  Borrower shall make each such request by giving written notice to Administrative Agent and Syndication Agent, which notice shall set forth the amount (which shall be no less than the Minimum Request) of the requested Incremental Term Loans (the “Requested Incremental Term Loans”), a certification of the purpose, in general terms, for which such advance is to be used, and such other information with respect to such Requested Incremental Term Loans as Administrative Agent and Syndication Agent shall reasonably request.  Upon receipt of such notice, Administrative Agent shall promptly send a copy of such notice to each Bank.  Administrative Agent, Syndication Agent and/or their Affiliates will use commercially reasonable efforts, with the assistance of Borrower, to arrange a syndicate of Banks to make Incremental Term Loans in the amount of the Requested Incremental Term Loans.  Any Bank that is a party to this Agreement prior to such Requested Incremental Term Loans, at its sole discretion, may elect to, but shall not have any obligation to, make Incremental Term Loans.  In the event that any such Bank does not elect to make such Requested Incremental Term Loans, Administrative Agent, Syndication Agent and/or their Affiliates shall use commercially reasonable efforts to locate additional lenders willing to make such Requested Incremental Term Loans, subject to the approval of any such proposed lender by Borrower, and Borrower may also identify additional lenders willing to hold commitments for the Requested Incremental Term Loans, provided that Administrative Agent shall have the right to approve any such additional lender, which approval will not be unreasonably withheld or delayed.  The Incremental Term Loans (i) shall rank pari passu in right of payment with the Term Loans, (ii) shall not mature earlier than the Maturity Date and (iii) shall be treated substantially the same as (and in any event no more favorably than) the Term Loans.

(b)                                 In connection with some or all of the Banks making Incremental Term Loans as provided in paragraph (a) above, Borrower shall, at the request of the applicable Bank, execute supplemental Notes evidencing such Incremental Term Loans, as well as such other confirmatory modifications to this Agreement as Administrative Agent shall reasonably request.  In connection with the addition of lenders as a result of solicitations by Administrative Agent and Syndication Agent pursuant to paragraph (a) above (the “New Banks”), Borrower, Administrative Agent and each New Bank shall execute an Acceptance Letter in the form of EXHIBIT H, Borrower shall execute a Note to each New Bank in the amount of the New Bank’s Incremental Term Loans, and Borrower and Administrative Agent (with the consent of only the New Banks and those Banks making Incremental Term Loans) shall execute such confirmatory modifications to this Agreement as Administrative Agent shall reasonably request, whereupon the New Bank shall become, and have the rights and obligations of, a “Bank” upon the making of such Incremental Term Loans in the amount set forth in such Acceptance Letter in accordance with the terms of this Agreement.  The Banks shall have no right of approval with respect to a New Bank’s becoming a Bank or the amount of its Incremental Term Loans, provided, however, that Administrative Agent and Syndication Agent shall have such right of approval, not to be unreasonably withheld.

(c)                                  [Reserved].

(d)                                 The fees payable by Borrower upon any making of Incremental Term Loans shall be agreed upon by Borrower, Administrative Agent, Syndication Agent, the New Banks and

those Banks making such Incremental Term Loans.  Nothing in this Section 2.19 shall constitute or be deemed to constitute an agreement or commitment by any Bank to make any Incremental Term Loans hereunder.

Section 2.20                            Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as that Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to Administrative Agent and the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Bank irrevocably consents thereto.

(iii)                               Certain Fees.  No Defaulting Lender shall be entitled to receive any Unused Fee pursuant to Section 2.07(b) for any period during which that Bank is a Defaulting Lender (and Borrower shall not be required to pay the amount of the Unused

Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                                 Defaulting Lender Cure.  If Borrower and Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Banks in accordance with their Pro Rata Shares, whereupon that Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

ARTICLE III

YIELD PROTECTION; ILLEGALITY, ETC.

Section 3.01                            Additional Costs.  Borrower shall pay directly to Administrative Agent and each Bank from time to time on demand such amounts as Administrative Agent or such Bank may determine to be necessary to compensate it for any increased costs which Administrative Agent or such Bank determines are attributable to its making or maintaining a Loan, or its obligation to make or maintain a Loan, or its obligation to Convert a Loan hereunder, or any reduction in any amount receivable by Administrative Agent or such Bank hereunder in respect of its Loan or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)                                 changes the basis of taxation of any amounts payable to such Bank under this Agreement or the Notes in respect of any such Loan or otherwise subject Administrative Agent or any Bank to any Taxes (other than (i) changes in the rate of general corporate, franchise, branch profit, net income or other income tax imposed on Administrative Agent or such Bank or its Applicable Lending Office by the jurisdiction in which Administrative Agent or such Bank has its principal office or such Applicable Lending Office, (ii) Indemnified Taxes and Other Taxes covered by Section 3.10 and (iii) any Excluded Tax); or

(2)                                 (other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Administrative Agent or such Bank (including any LIBOR Loan or any deposits referred to in the definition of “LIBOR” in

Section 1.01), or any commitment of Administrative Agent or such Bank (including such Bank’s Term Loan Commitment hereunder); or

(3)                                 imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits of other liabilities of Administrative Agent or such Bank which includes deposits by reference to which LIBOR is determined as provided in this Agreement or a category of extensions of credit or other assets of Administrative Agent or such Bank which includes loans based on LIBOR or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if Administrative Agent or such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of Administrative Agent or such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Section 3.02                            Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(1)                                 Administrative Agent reasonably determines (which determination shall be conclusive), and provides Borrower, in writing, with reasonable detail supporting such determination, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the LIBOR Loans as provided in this Agreement; or

(2)                                 a Bank reasonably determines (which determination shall be conclusive), and provides Borrower, in writing, with reasonable detail supporting such determination, and promptly notifies Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.01 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined do not adequately cover the cost to such Bank of making or maintaining such LIBOR Loan for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, the Banks (or, in the case of the circumstances described in clause (2) above, the affected Bank) shall be under no obligation to permit Elections of LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans or to Continue LIBOR Loans and Borrower shall, on the last day(s) of the then-current Interest Period(s) for the affected outstanding LIBOR Loans, either (x) prepay the affected LIBOR Loans or (y) Convert the affected LIBOR Loans into Base Rate Loans in accordance with Section 2.12 or convert the rate of interest under the affected LIBOR Loans to the rate applicable to Base Rate Loans by following the same procedures as are applicable for Conversions into Base Rate Loans set forth in Section 2.12.

Section 3.03                            Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof, and such Bank’s obligation to make or maintain a LIBOR Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable), until such time as such Bank may again make and maintain a LIBOR Loan.

Section 3.04                            Treatment of Affected Loans.  If the obligations of any Bank to make or maintain a LIBOR Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Sections 3.01 or 3.03 (each LIBOR Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan (or, in the case of an Affected Loan that is a LIBOR Loan, the interest rate thereon shall be converted to the rate applicable to Base Rate Loans) on the last day of the then-current Interest Period for the Affected Loan (or, in the case of a Conversion (or conversion) required by Sections 3.01 or 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan (or to its LIBOR Loan bearing interest at the converted rate), and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

Section 3.05                            Certain Compensation.  Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent, which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any non-administrative, actual loss, cost or expense which such Bank reasonably determines is attributable to:

(1)                                 any payment or prepayment of a LIBOR Loan made by such Bank, or any Conversion or Continuation of a LIBOR Loan made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise; or

(2)                                 any failure by Borrower for any reason to Convert a Base Rate Loan or a LIBOR Loan or Continue a LIBOR Loan to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14; or

(3)                                 any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 given or submitted by Borrower.

Without limiting the foregoing, such compensation shall include any loss incurred in obtaining, liquidating or employing deposits from third parties, but exclude loss of margin for the period after the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow).  A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.  No Bank shall make any request pursuant to this Section 3.05 unless such amounts due to, and costs incurred by, such Bank are equal to or greater than $100.

Section 3.06                            Capital or Liquidity Adequacy.  If any Bank shall have determined that, after the date hereof, any Regulatory Change regarding capital or liquidity adequacy, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.  A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error.

Section 3.07                            Substitution of Banks.  If any Bank (an “Affected Bank”) (1) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01 or (2) is unable to make or maintain a LIBOR Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, or (3) becomes a Defaulting Lender, Borrower may, within ninety (90) days of receipt of such demand or notice (or the occurrence of such other event causing Borrower to be required to pay Additional Costs or causing said Section 3.03 or clause (2) of Section 3.02 to be applicable) or such Bank becoming a Defaulting Lender, as the case may be, give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Note and to terminate the Affected Bank’s entire Term Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice.  In the event Borrower opts to give the notice provided for in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, if applicable, then, so long as no Default or Event of Default shall exist, Borrower may terminate the Affected Bank’s entire Term Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Note, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.

In the event Borrower opts to give the notice provided for in clause (y) above, and if (i) Administrative Agent shall, within thirty (30) days of its receipt of the Replacement Notice, notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent and (ii) the Affected Bank shall not, prior to the end of such thirty (30)-day period, agree to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, if applicable, then the Affected Bank shall, so long as no Default or Event of Default shall exist, assign its Note and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Acceptance, executed by the Affected Bank and the Replacement Bank.  In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount under the Affected Bank’s Note plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.  Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Acceptance, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this Section, a substitute Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Note.  The obligations evidenced by such substitute Note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents.  In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent evidence, satisfactory to Administrative Agent, of all requisite corporate action to authorize Borrower’s execution and delivery of the substitute Notes and any related documents.  Each Replacement Bank shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to a reduction in or exemption from deduction or withholding of any United States federal income or withholding taxes in accordance with Section 3.10.  Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 3.10.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

Section 3.08                            Applicability.  The provisions of this Article III shall be applied to Borrower so as not to discriminate against Borrower vis-a-vis similarly situated customers of the Banks.

Section 3.09                            Time for Notices.  No Bank shall be entitled to compensation under Section 3.01 or Section 3.06 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified Borrower that it will demand compensation for such costs or reduction (such notice to provide a computation of such costs or reductions) not more than one hundred and twenty (120) days after such Bank has obtained actual knowledge of an event entitling it to such compensation, except that if such event giving rise to compensation is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect.

Section 3.10                            Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without deduction or withholding for any Taxes.  If, however, applicable Laws require Borrower or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If Borrower or Administrative Agent shall be required by the applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Borrower or Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent or Borrower, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or each Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.

(i)                                     Without limiting the provisions of subsection (a) or (b) above, Borrower shall, and does hereby, indemnify Administrative Agent and each Bank and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (without duplication and including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by Administrative Agent or such Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrower shall also, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Bank for any reason fails to pay indefeasibly to Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to Borrower by a Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Bank shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Bank shall, and does hereby, indemnify Borrower and Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or Administrative Agent) incurred by or asserted against Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Bank to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Bank to Borrower or Administrative Agent pursuant to subsection (e).  Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Bank, the termination of the Total Term Loan Commitment and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.10, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e)                                  Status of Banks; Tax Documentation.  (i)  Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)                                  Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person, as defined in Section 7701(a)(30) of the Code,

(A)                               any Bank that is a U.S. Person, as defined in Section 7701(a)(30) of the Code, shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(4)                                 to the extent a Foreign Bank is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Bank shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Bank.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Bank, or have any obligation to pay to any Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank.  If Administrative Agent or any Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent or such Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent or such Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Bank in the event Administrative Agent or such Bank is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to, or to file for or pursue any refund of Taxes on behalf of, Borrower or any other Person.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01                            Conditions Precedent to the Initial Advance.  The obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance are subject to the condition precedent that Administrative Agent shall have received and approved on or before the Closing Date (other than with respect to paragraph (10) below, which shall be required prior to the Initial Advance) each of the following documents, and each of the following requirements shall have been fulfilled:

(1)                                 Fees and Expenses.  The payment of (a) all fees and expenses incurred by Syndication Agent and Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) and (b) those fees specified in the Fee Letter and the Supplemental Fee Letter to be paid by Borrower on or before the Closing Date;

(2)                                 Loan Agreement and Notes.  This Agreement and the Notes for each of the Banks signatory hereto which has requested such Note, each duly executed by Borrower;

(3)                                 Financial Statements.  Audited Borrower’s Consolidated Financial Statements as of and for the year ended December 31, 2013;

(4)                                 Evidence of Formation of Borrower.  Certified (as of the Closing Date) copies of Borrower’s certificate of incorporation and by-laws, with all amendments thereto, and a certificate of the Secretary of State of the jurisdiction of formation as to its good standing therein;

(5)                                 Evidence of All Corporate Action.  Certified (as of the Closing Date) copies of all documents evidencing the corporate action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents and each other document to be delivered by or on behalf of Borrower pursuant to this Agreement;

(6)                                 Incumbency and Signature Certificate of Borrower.  A certificate (dated as of the Closing Date) of the secretary of Borrower certifying the names and true signatures of each person authorized to sign on behalf of Borrower;

(7)                                 Solvency Certificate.  A duly executed Solvency Certificate;

(8)                                 Opinion of Counsel for Borrower.  A favorable opinion, dated the Closing Date, of Goodwin Procter LLP, counsel for Borrower, as to such matters as Administrative Agent may reasonably request;

(9)                                 Disbursement Instruction Agreement.  The Disbursement Instruction Agreement, duly executed by Borrower;

(10)                          Request for Advance.  A request for an advance in accordance with Section 2.04;

(11)                          Certificate.  The following statements shall be true, and Administrative Agent shall have received a certificate dated the Closing Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)                                 All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Closing Date as though made on and as of such date,

(b)                                 No Default or Event of Default has occurred and is continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents, and

(c)                                  No Material Adverse Change exists on and as of the Closing Date;

(12)                          Fee Letters.  The Fee Letter and Supplemental Fee Letter, duly executed by Borrower;

(13)                          Covenant Compliance.  A covenant compliance certificate of the sort required by paragraph (3) of Section 6.09 for the most recent calendar quarter for which Borrower is required to report financial results; and

(14)                          Additional Materials.  Such other approvals, documents, instruments or opinions as Administrative Agent may reasonably request.

Section 4.02                            Conditions Precedent to Each Advance.  The obligation of each Bank to make each advance of the Loans shall be subject to satisfaction of the following conditions precedent:

(1)                                 All conditions of Section 4.01 shall have been and remain satisfied as of the date of such advance;

(2)                                 No Default or Event of Default shall have occurred and be continuing as of the date of the advance or would result from the making of such advance;

(3)                                 Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance; and

(4)                                 Administrative Agent shall have received a request for an advance in accordance with Section 2.04 or Administrative Agent.

Section 4.03                            Deemed Representations.  Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance (1) no Default or Event of Default has occurred and is continuing or would result from the making of such advance and (2) each representation or warranty contained in this Agreement or the other Loan Documents is true and correct in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

Section 5.01                            Due Organization.  Borrower is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the power and authority to own its assets and to transact the business in which it is now engaged, and, if applicable, is duly qualified for the conduct of business and in good standing under the Laws of each other jurisdiction in which such qualification is required and where the failure to be so qualified would cause a Material Adverse Change.

Section 5.02                            Power and Authority; No Conflicts; Compliance With Laws.  The execution, delivery and performance of the obligations required to be performed by Borrower of the Loan Documents are within Borrower’s corporate powers, have been authorized by all necessary corporate action, and do not and will not (a) require the consent or approval of its shareholders or such consent or approval has been obtained, (b) contravene either its certificate of incorporation or by-laws, (c) to the best of Borrower’s knowledge, violate any provision of, or require any filing, registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (d) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired or (f) to the best of Borrower’s knowledge, cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument; to the best of its knowledge, Borrower is in material compliance with all Laws applicable to it and its properties.

Section 5.03                            Legally Enforceable Agreements.  Each Loan Document has been duly executed and delivered by Borrower and is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

Section 5.04                            Litigation.  There are no actions, suits or proceedings pending or, to its knowledge, threatened against Borrower or any of its Affiliates before any court or arbitrator or any Governmental Authority which are reasonably likely to result in a Material Adverse Change or challenge the validity or enforceability of any of the Loan Documents.

Section 5.05                            Good Title to Properties.  Borrower and each of its Material Affiliates have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the Consolidated Financial Statements referred to in Section 5.13), only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Material Affiliate’s business, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement.  Borrower and its Material Affiliates enjoy peaceful and undisturbed possession of all leased property necessary in any material respect in the conduct of their respective businesses.  All such leases are valid and subsisting and are in full force and effect.

Section 5.06                            Taxes.  Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest.  Borrower qualifies as a real estate investment trust under the Code.

Section 5.07                            ERISA.  Borrower is in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan which could result in liability of Borrower; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower and the ERISA Affiliates have not completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA with respect to the Plans of each and there is no material “Unfunded Current Liability” (as such quoted term is defined in ERISA) with respect to any Plan established or maintained by each; and Borrower and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA).  No part of the funds to be used by Borrower in satisfaction of its obligations under this Agreement constitute “plan assets” of any “governmental plan” within the meaning of Section 3(32) of ERISA or of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, under Section 3(42) of ERISA or as interpreted by the Internal Revenue Service or the U.S. Department of Labor in rules, regulations (including 29 C.F.R. Section 2510.3-101), releases, bulletins or as interpreted under applicable case law.

Section 5.08                            No Default on Outstanding Judgments or Orders, Etc.  Borrower and each of its Material Affiliates have satisfied all judgments which are not being appealed or which are not fully covered by insurance, and are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 5.09                            No Defaults on Other Agreements.  Except as disclosed to Administrative Agent in writing (who shall provide such information, promptly upon receipt, to each of the Banks), Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change.  Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.  Borrower and each of its Material Affiliates are in compliance in all material respects with all Laws applicable to it, except where no Material Adverse Change could reasonably be expected to occur as a result of such non-compliance.

Section 5.10                            Government Regulation.  Borrower is not subject to regulation under the Investment Company Act of 1940 or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

Section 5.11                            Environmental Protection.  To the best of Borrower’s knowledge, none of Borrower’s or its Material Affiliates’ properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower that is likely to result in a Material Adverse Change or (2) is likely to result in the imposition of a Lien on any assets of Borrower or its Material Affiliates, in each case if not properly handled in accordance with applicable Law or not covered by insurance or a bond, in either case reasonably satisfactory to Administrative Agent.  To the best of Borrower’s knowledge, neither it nor any of its Material Affiliates is in material violation of, or subject to any existing, pending or threatened material investigation or proceeding by any Governmental Authority under any Environmental Law.

Section 5.12                            Solvency.  Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

Section 5.13                            Financial Statements.  Borrower’s Consolidated Financial Statements most recently delivered to the Banks pursuant to the terms of this Agreement are in all material respects complete and correct and fairly present the financial condition of the subject thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP.  There has been no Material Adverse Change since the date of such most recently delivered Borrower’s Consolidated Financial Statements.

Section 5.14                            Valid Existence of Affiliates.  At the Closing Date, the only Material Affiliates of Borrower are listed on EXHIBIT C.  Each Material Affiliate is a corporation, partnership or limited liability company duly organized and existing in good standing under the Laws of the jurisdiction of its formation.  As to each Material Affiliate, its correct name, the jurisdiction of its formation, Borrower’s percentage of beneficial interest therein, and the type of business in which it is primarily engaged, are set forth on said EXHIBIT C.  Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted.  Each Material Affiliate is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would cause a Material Adverse Change.

Section 5.15                            Insurance.  Borrower and each of its Material Affiliates have in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same type of business and similarly situated.

Section 5.16                            Accuracy of Information; Full Disclosure.  Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, or required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith), contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading.  To the best of Borrower’s knowledge, there is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing which materially affects adversely nor, so far as Borrower can now foresee, will materially affect adversely the business affairs or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

Section 5.17                            OFAC.  None of Borrower, any of its Consolidated Businesses, or any Affiliate of Borrower:  (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 15% of its assets or operating income from investments in or transactions with any such country, agency, organization or person.  None of the proceeds from the Loans will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any of the Loans shall remain unpaid or the Term Loan Commitments shall remain in effect, or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower shall, and, in the case of Sections 6.01 through 6.07, inclusive, shall cause each of its Material Affiliates to:

Section 6.01                            Maintenance of Existence.  Preserve and maintain its legal existence and good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign entity in each other jurisdiction in which such qualification is required except to the extent that failure to be so qualified in such other jurisdictions is not likely to result in a Material Adverse Change.

Section 6.02                            Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made reflecting all of its financial transactions, in accordance with GAAP.

Section 6.03                            Maintenance of Insurance.  At all times, maintain and keep in force insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same type of business and similarly situated, which insurance shall be acceptable to Administrative Agent and may provide for reasonable deductibility from coverage thereof.  In connection with the foregoing, it is understood that Borrower’s earthquake insurance coverage in place as of the Closing Date is acceptable to Administrative Agent.

Section 6.04                            Compliance with Laws; Payment of Taxes.  Comply in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent they are the subject of a Good Faith Contest.

Section 6.05                            Right of Inspection.  At any reasonable time and from time to time upon reasonable notice, permit Administrative Agent or any Bank or any agent or representative thereof to examine and make copies and abstracts from its records and books of account and visit its properties and to discuss its affairs, finances and accounts with the independent accountants of Borrower.

Section 6.06                            Compliance With Environmental Laws.  Comply in all material respects with all applicable Environmental Laws and timely pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest.

Section 6.07                            Maintenance of Properties.  Do all things reasonably necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition except where the cost thereof is not in Borrower’s best interests and the failure to do so would not result in a Material Adverse Change.

Section 6.08                            Payment of Costs.  Pay all costs and expenses required for the satisfaction of the conditions of this Agreement.

Section 6.09                            Reporting and Miscellaneous Document Requirements.  Furnish directly to Administrative Agent (who shall provide, promptly upon receipt, to each of the Banks):

(1)                                 Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower’s Consolidated Financial Statements as of the end of and for such Fiscal Year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and audited by Borrower’s Accountants (without a “going concern” or other extraordinary qualification or exception);

(2)                                 Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), the unaudited Borrower’s Consolidated Financial Statements as of the end of and for such calendar quarter, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year;

(3)                                 Certificate of No Default and Financial Compliance.  Beginning with the calendar quarter ending March 31, 2014, within ninety (90) days after the end of each Fiscal Year and within forty-five (45) days after the end of each calendar quarter, a certificate of Borrower’s chief financial officer, treasurer or assistant treasurer (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is proposed to be taken with respect thereto; (b) stating that the covenants contained in Sections 7.02, 7.03 and 7.04 and in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); and (c) setting forth the details of all items comprising Capitalization Value, Unencumbered Asset Value, Total Outstanding Indebtedness, Secured Indebtedness, Interest Expense and Unsecured Indebtedness (including amount, maturity, interest rate and amortization requirements with respect to all Indebtedness);

(4)                                 Certificate of Borrower’s Accountants.  Simultaneously with the delivery of the annual financial statements required by paragraph (1) of this Section, (a) a statement of Borrower’s Accountants who audited such financial statements comparing the computations set forth in the financial compliance certificate required by paragraph (3) of this Section to the audited financial statements required by paragraph (1) of this Section and (b) when the audited financial statements required by paragraph (1) of this Section have a qualified auditor’s opinion, a statement of Borrower’s Accountants who audited such financial statements of whether any Default or Event of Default has occurred and is continuing;

(5)                                 Notice of Litigation.  Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting Borrower which, if determined adversely to Borrower is likely to result in a Material Adverse Change;

(6)                                 Notices of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default, a written notice (which notice shall state that it is a “Notice of Default”) setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(7)                                 Material Adverse Change.  As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change, written notice thereof;

(8)                                 Offices.  Thirty (30) days’ prior written notice of any change in the chief executive office or principal place of business of Borrower;

(9)                                 Environmental and Other Notices.  As soon as possible and in any event within ten (10) days after receipt, copies of all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to a situation which is likely to result in a Material Adverse Change;

(10)                          Insurance Coverage.  Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(11)                          Proxy Statements, Etc.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or its Material Affiliates sends to its shareholders, and copies of all regular, periodic and special reports, and all registration statements which Borrower or its Material Affiliates files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(12)                          Operating Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, an operating statement for each property directly or indirectly owned in whole or in part by Borrower; and

(13)                          General Information.  Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower or any properties of Borrower as Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.09(1), (2) or (11) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed in Section 12.07; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Bank and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that:  (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Bank that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Bank and (ii) Borrower shall notify Administrative Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or Syndication Agent will make available to the Banks materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”).  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Syndication Agent, and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws or any confidentiality agreement entered into by any Bank; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and Syndication Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.10                            Principal Prepayments as a Result of Reduction in Total Term Loan Commitment.  If the outstanding principal amount under the Term Loan Notes at any time exceeds the Total Term Loan Commitment, Borrower shall, within ten (10) days of Administrative Agent’s written demand, make a payment in the amount of such excess in reduction of such outstanding principal balance.

ARTICLE VII

NEGATIVE COVENANTS

So long as any of the Loans shall remain unpaid, or the Term Loan Commitments shall remain in effect, or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower shall not do any or all of the following:

Section 7.01                            Mergers, Etc.  Merge or consolidate with (except where Borrower is the surviving entity), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

Section 7.02                            Investments.  Directly or indirectly, make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person (any such transaction, an “Investment”) if such Investment constitutes the acquisition of a minority interest in a Person (a “Minority Interest”) and the amount of such Investment, together with the value of all other Minority Interests, would exceed 20% of Capitalization Value, determined as of the end of the most recent calendar quarter for which Borrower is required to have reported financial results pursuant to Section 6.09.  A 50% beneficial interest in a Person, in connection with which the holder thereof exercises joint control over such Person with the holder(s) of the other 50% beneficial interest, shall not constitute a “Minority Interest” for purposes of this Section.

Section 7.03                            Sale of Assets.  Effect (i) a Disposition of any of its now owned or hereafter acquired assets (including equity interests therein), including assets in which Borrower owns a beneficial interest through its ownership of interests in joint ventures, (a) in one or more transactions after the Closing Date aggregating more than 25% of Capitalization Value or (b) if after giving effect to such Disposition, a Default or Event of Default would exist, or (ii) the granting of a Lien on any Unencumbered Wholly-Owned Assets or Unencumbered Land and Construction-In-Process, if after granting such Lien, a Default or Event of Default would exist.

Section 7.04                            Distributions.  During the existence of any Event of Default, make, declare or pay, directly or indirectly, any dividend or distribution to any of its equity holders in an amount greater than the minimum dividend or distribution required under the Code to maintain the real estate investment trust status of Borrower under the Code, as evidenced by a detailed certificate of Borrower’s chief financial officer or treasurer reasonably satisfactory in form and substance to Administrative Agent.

ARTICLE VIII

FINANCIAL COVENANTS

So long as any of the Loans shall remain unpaid, or the Term Loan Commitments shall remain in effect, or any other amount is owing by Borrower to any Bank Party under this Agreement or under any other Loan Document, Borrower shall not permit or suffer any or all of the following:

Section 8.01                            Relationship of Total Outstanding Indebtedness to Capitalization Value.  As of the last day of any fiscal quarter, the ratio of Total Outstanding Indebtedness (net of, as of such date of determination, the amount of unrestricted Cash and Cash Equivalents in excess of $20,000,000 to the extent that there is an equivalent amount of Total Outstanding Indebtedness that matures within twenty-four (24) months of such date of determination) to Capitalization Value to exceed 60%; provided that such ratio may exceed 60% from time to time following an acquisition by Borrower and its Affiliates of real property assets so long as (a) such ratio does not exceed 65%, (b) such ratio ceases to exceed 60% within 180 days after each date such ratio first exceeded 60%, and (c) Borrower provides a certificate of its chief financial officer or treasurer to Administrative Agent when such ratio first exceeds 60% and when such ratio ceases to exceed 60%.

Section 8.02                            Relationship of Combined EBITDA to Combined Debt Service.  As of the last day of any fiscal quarter, the ratio of (1) Combined EBITDA to (2) Combined Debt Service (each for the twelve (12)-month period ending on such last day of such quarter), to be less than 1.50 to 1.00.

Section 8.03                            Ratio of Unsecured Indebtedness to Unencumbered Asset Value.  As of the last day of any fiscal quarter, the ratio of (1) Unsecured Indebtedness (net of, as of such date of determination, the amount of unrestricted Cash and Cash Equivalents in excess of $20,000,000 to the extent that there is an equivalent amount of Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination) to (2) Unencumbered Asset Value to exceed 65%.

Section 8.04                            Relationship of Secured Indebtedness to Capitalization Value.  As of the last day of any fiscal quarter, Secured Indebtedness (net of, as of such date of determination, the amount of unrestricted Cash and Cash Equivalents in excess of $20,000,000 to the extent that there is an equivalent amount of Secured Indebtedness that matures within twenty-four (24) months of such date of determination) to exceed 40% of Capitalization Value.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01                            Events of Default.  Any of the following events shall be an “Event of Default”:

(1)                                 If Borrower shall fail to pay the principal of any Loans as and when due, and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay interest accruing on any Loans or reimbursement obligations as and when due, and such failure to pay shall continue unremedied for five (5) days after written notice by Administrative Agent of such failure to pay; or fail to make any payment required under Section 6.10 as and when due; or fail to pay any fee or any other amount due under this Agreement, any other Loan Document or the Fee Letter or the Supplemental Fee Letter as and when due and such failure to pay shall continue unremedied for two (2) Banking Days after written notice by Administrative Agent of such failure to pay; or

(2)                                 If any representation or warranty made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made; or

(3)                                 If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Section 2.01(e), Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) or any Loan Document, or any other document executed by Borrower and delivered to Administrative Agent or the Banks in connection with the transactions contemplated hereby and such failure under this clause (b) shall remain unremedied for thirty (30) consecutive calendar days after notice thereof (or such shorter cure period as may be expressly prescribed in the applicable document); provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day, or shorter, as the case may be, grace period and so long as Borrower shall have commenced cure within such thirty (30) day, or shorter, as the case may be, grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period, not to exceed sixty (60) days,  to cure such default; in no event, however, is the foregoing intended to effect an extension of the Maturity Date; or

(4)                                 If Borrower or any Consolidated Business shall fail (a) to pay any Recourse Debt (i) assumed by Borrower or such Consolidated Business in connection with the acquisition of the assets and liabilities of Archstone Enterprise LP in an amount equal to or greater than $100,000,000 or (ii) of Borrower or such Consolidated Business (other than the payment obligations described in paragraph (1) of this Section and assumed obligations referenced in clause (i) of this paragraph) in an amount equal to or greater than $50,000,000, in each case, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled or otherwise required prepayment), prior to the stated maturity thereof; or

(5)                                 If Borrower, or any Affiliate of Borrower to which $50,000,000 or more of Capitalization Value is attributable, shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; or (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture; or (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more; or

(6)                                 If one or more judgments, decrees or orders for the payment of money in an amount in excess of 5% of Consolidated Tangible Net Worth (excluding any such judgments, decrees or orders which are fully covered by insurance) in the aggregate shall be rendered against Borrower or any of its Material Affiliates, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(7)                                 If any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate:  (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance which would constitute grounds for the termination of, or for the appointment of a trustee to administer, any Plan under Section 4042 of ERISA, or the institution by the PBGC of proceedings for any such termination or appointment under Section 4042 of ERISA; or (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, if such event or conditions, if any, could in the reasonable opinion of any Bank subject Borrower to any tax, penalty, or other liability to a Plan, Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate exceeds or is likely to exceed $50,000; or

(8)                                 If at any time Borrower is not a qualified real estate investment trust under Sections 856 through 860 of the Code or is not a publicly traded company listed on the New York Stock Exchange; or

(9)                                 If at any time any portion of Borrower’s assets constitute plan assets for ERISA purposes (within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA); or

(10)                          If, in the reasonable judgment of all of the Banks (and the basis for such determination is provided to Borrower in writing in reasonable detail), there shall occur a Material Adverse Change; or

(11)                          If, during any period of up to twelve (12) consecutive months commencing on or after the Closing Date, individuals who were directors of Borrower at the beginning of such period (the “Continuing Directors”), plus any new directors whose election or appointment was approved by a majority of the Continuing Directors then in office, shall cease for any reason to constitute a majority of the Board of Directors of Borrower; or

(12)                          If, through any transaction or series of related transactions, any Person (including Affiliates of such Person) shall acquire beneficial ownership, directly or indirectly, of securities of Borrower (or of securities convertible into securities of Borrower) representing 25% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors; or

(13)                          Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full of all the Obligations, is revoked, terminated, cancelled or rescinded, without the prior written approval of Administrative Agent and such number or percentage of Banks as shall be required hereunder; or Borrower commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Loan Documents, or any court or any other governmental or regulatory agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof.

Section 9.02                            Remedies.  If an Event of Default has occurred and is continuing (other than an Event of Default with respect to Borrower described in Section 9.01(5)), Administrative Agent, at the request of the Required Banks (except, in the case of clause (i) below, at the request of the Majority in Interest with respect to the Term A-1 Loans or Term A-2 Loans, as the context may require) shall by notice to Borrower take any or all of the following actions, at the same or different times:  (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and such other Obligations so declared to be due and payable, together with accrued interest thereon, any Prepayment Premium, and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and (iii) exercise any remedies provided in any of the Loan Documents or by law; and in case of any Event of Default with respect to Borrower described in Section 9.01(5), the Term Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, any Prepayment Premium, and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.  Notwithstanding the foregoing, if an Event of Default under Section 9.01(10) shall occur and be continuing, Administrative Agent shall not be entitled to exercise the foregoing remedies until (1) it has received a written notice from all of the Banks (the “Unanimous Bank Notices”) (i) requesting Administrative Agent exercise such remedies and (ii) indicating each Bank’s conclusion in its reasonable judgment that a Material Adverse Change has occurred and (2) Administrative Agent has provided notice to Borrower, together with copies of all of the Unanimous Bank Notices.

Section 9.03                            Allocation of Proceeds.  If an Event of Default exists, all payments received by Administrative Agent (or any Bank as a result of its exercise of remedies permitted under Section 12.08) under any of the Loan Documents in respect of any Obligations shall be applied in the following order and priority:

(a)                                 to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to Administrative Agent in its capacity as such;

(b)                                 to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks under the Loan Documents, including attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause (b) payable to them;

(c)                                  to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in proportion to the respective amounts described in this clause (c) payable to them;

(d)                                 to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause (d) payable to them; and

(e)                                  the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by applicable Law.

ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

Section 10.01                     Appointment, Powers and Immunities of Administrative Agent.

(a)                                 Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent and the Banks, and Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)                                 Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.02 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in its final, non-appealable judgment.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent.  Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.02                     Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any certification, notice or other communication (including any thereof by telephone, telex, telegram, cable, electronic message, or internet or intranet website posting) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, Administrative Agent may presume that such condition is satisfactory to such Bank unless Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan.  Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a Participation in any Loan or Participation from a Bank.  As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks or all Banks, as required by this Agreement, and such instructions of the Required Banks or all Banks, as the case may be, and any action taken or failure to act pursuant thereto, shall be binding on all of the Banks and any other holder of all or any portion of any Loan or Participation.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.03                     Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Banks.  Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and

provided further that Administrative Agent shall not send a notice of default or acceleration to Borrower without the approval of the Required Banks.  In no event shall Administrative Agent be required to take any such action which it determines to be contrary to Law or to the Loan Documents.  Each of the Banks acknowledges and agrees that no individual Bank may separately enforce or exercise any of the provisions of any of the Loan Documents, including, without limitation, the Notes, other than through Administrative Agent.

Section 10.04                     Rights of Administrative Agent as a Bank.  With respect to its Term Loan Commitment and the Loan provided by it, Administrative Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Administrative Agent in its capacity as a Bank.  Administrative Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with Borrower (and any Affiliates of Borrower) as if it were not acting as Administrative Agent and without any duty to account therefor to the Banks.

Section 10.05                     Indemnification of Administrative Agent.  Each Bank agrees to indemnify Administrative Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, as determined by a court of competent jurisdiction by final and nonappealable judgment, (2) any loss of principal or interest with respect to Administrative Agent’s Loan or (3) any loss suffered by Administrative Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower and that no action taken in accordance with the directions of the Required Banks (or all of the Banks, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

Section 10.06                     Non-Reliance on Administrative Agent and Other Banks.  Each Bank agrees that it has, independently and without reliance on Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document.  Neither Administrative Agent nor any of its Related Parties makes any warranty or representation to any Bank or any other Person, or shall be responsible to any Bank or any other Person for any statement, warranty or representation made or deemed made by Borrower, any Bank or any other Person in or in connection with this Agreement or any other Loan Document.  Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliate of Borrower) which may come into the possession of Administrative Agent or any of its Affiliates.  Administrative Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.  Each of the Banks acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to any Bank.

Section 10.07                     Failure of Administrative Agent to Act.  Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  If any indemnity furnished by the Banks to Administrative Agent for any purpose shall, in the reasonable opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

Section 10.08                     Resignation of Administrative Agent.  Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Banks and Borrower and, provided that no Default or Event of Default exists, subject to Borrower’s reasonable approval (and Borrower shall promptly respond to Administrative Agent with respect to any such requested resignation).  Administrative Agent may be removed as administrative agent by all of the Banks (other than the Bank then acting as Administrative Agent) and Borrower upon 30 days’ prior written notice if (a) Administrative Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (b) the Bank then acting in the capacity of Administrative Agent shall have an aggregate unused Term Loan Commitment and Term Loans as of any date less than 5% of the Total Term Loan Commitment plus the aggregate Term Loans as of such date.  Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or the Banks’ removal of the current Administrative Agent, then the current Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be an eligible Assignee; provided that if Administrative Agent shall notify Borrower and the Banks that no Bank has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice or, in the case of removal, at the end of such 30-day period and (1)  Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made to each Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of Administrative Agent as if each such Bank were itself Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving Borrower and each Bank prior written notice.

Section 10.09                     Amendments Concerning Agency Function.  Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be bound by any waiver, amendment, supplement or modification hereof or of any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

Section 10.10                     Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Section 10.11                     Transfer of Agency Function.  Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and the Banks thereof.

Section 10.12                     Non-Receipt of Funds by Administrative Agent.

(a)                                 Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date.  If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.

(b)                                 If, after Administrative Agent has paid each Bank’s share of any payment received or applied by Administrative Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency Law, sharing of payments clause of any loan agreement or otherwise, such Bank shall, at Administrative Agent’s request, promptly return its share of such payment or application to Administrative Agent, together with such Bank’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application.  In addition, if a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such Persons as shall be determined by such court.

Section 10.13                     [Reserved].

Section 10.14                     [Reserved].

Section 10.15                     Pro Rata Treatment.  Except to the extent otherwise provided, (1) each advance of proceeds of the Term Loans shall be made by the Banks and (2) each payment of the fees accruing under paragraph (b) of Section 2.07 shall be made for the account of the Banks, ratably according to the amounts of their respective Pro Rata Shares.  Except as otherwise expressly provided in this Agreement, each payment in respect of principal or interest under the Loans shall be applied to such obligations owing to the Banks pro rata according to the respective amounts then due and owing to the Banks.

Section 10.16                     Sharing of Payments Among Banks.  Subject to Section 9.03, if a Bank shall obtain payment of any principal of or interest on any Loan or other Obligation made by it through the exercise of any right of setoff, banker’s lien, counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks Participations in the Loans made by or other Obligations owed to the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment.  To such end, the Banks shall make appropriate adjustments among themselves (by the resale of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees that any Bank so purchasing a Participation in the Loans made by or other Obligations owed to other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such Participation.  Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

Section 10.17                     Possession of Documents.  Each Bank shall keep possession of its own Note.  Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

Section 10.18                     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Bank hereunder.

Section 10.19                     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan or reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, reimbursement obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and Administrative Agent and their respective agents and counsel and all other amounts due the Banks and Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.07 and 12.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank to authorize Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

ARTICLE XI

NATURE OF OBLIGATIONS

Section 11.01                     Absolute and Unconditional Obligations.  Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.

The obligations and liabilities of Borrower under this Agreement and other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

Section 11.02                     Non-Recourse to Borrower’s Principals.  Notwithstanding anything to the contrary contained herein, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of Borrower’s Principals and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of Borrower’s Principals or out of any assets of Borrower’s Principals, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions; (2) release any of Borrower’s Principals from personal liability for its or his own fraudulent actions or fraudulent omissions; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans or other Obligations or any and all of the assets of Borrower (notwithstanding the fact that any or all of Borrower’s Principals have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable Law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans or other Obligations, any of Borrower’s Principals) as a party defendant in, and to enforce against any collateral hereafter given for the Loans or other Obligations and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable Law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or other Obligations or Borrower, but not otherwise) or shall be enforced against Borrower’s Principals or their assets.

ARTICLE XII

MISCELLANEOUS

Section 12.01                     Binding Effect of Request for Advance.  Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.

Section 12.02                     Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by Borrower (or, in the case of any guaranty executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01, the Subsidiary Guarantor referred to therein) therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (1) increase the Term Loan Commitment of any Bank without the written consent of such Bank; (2) reduce the principal of, or interest on, the Loans or reimbursement obligations or any fees due hereunder or any other amount due hereunder or under any Loan Document, without the written consent of each Bank affected thereby; (3) postpone any date fixed for any payment of principal of, or interest on, the Loans or reimbursement obligations or any fees due hereunder or under any Loan Document without the written consent of each Bank adversely affected thereby; (4) change the definition of “Required Banks”, “Majority in Interest” or “Maturity Date”, without the written consent of each Bank; (5) amend Section 9.03, Section 10.15, this Section or any other provision requiring the consent of all the Banks, without the written consent of each Bank; (6) waive any default under paragraph (5) of Section 9.01, without the written consent of each Bank, (7) release all or substantially all of the guaranties executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01, without the written consent of each Bank or (8) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations in respect of any Banks holding Term Loans of any Class differently than the Banks holding Loans of any other Class without the written consent of the Banks representing a Majority in Interest of each affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent hereunder without the prior written consent of Administrative Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Lenders), except that (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Lender more adversely than other affected Banks shall require the consent of such Defaulting Lender.  Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of any Default or Event of Default or a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances.  Neither any failure or delay on the part of Administrative Agent or any Bank to exercise any right hereunder nor any single or partial exercise of any right or power hereunder or any abandonment or discontinuance of steps to enforce such right or power shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested and (iii) shall include Administrative Agent’s recommended course of action or determination in respect thereof.  Each Bank shall reply promptly, but in any event within ten (10) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loans and other Obligations) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”).  Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such recommendation or determination.

Section 12.03                     Usury.  Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Loans shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

Section 12.04                     Expenses; Indemnification.  Borrower agrees (i) to reimburse Administrative Agent and Syndication Agent on demand for all costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and legal counsel) incurred by it in connection with the Loans and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto; provided that Borrower shall only be obligated to reimburse such costs in connection with the preparation, review, negotiation, execution and delivery of the Loan Documents to the extent incurred by Administrative Agent and its Affiliates and not to the extent incurred by Syndication Agent and its Affiliates, and (ii) to reimburse each of the Banks for reasonable legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents; provided, however, that Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than the fees required by the Fee Letter and the Supplemental Fee Letter).  Borrower agrees to indemnify Administrative Agent (and any sub-agent thereof) and each Bank and their respective Affiliates, directors, officers, employees, advisors and agents (each such Person, an “Indemnitee”) from, hold each of them harmless against and pay or reimburse any such Indemnitee for, any and all losses, liabilities, claims, damages or expenses incurred by or asserted against any of them by any Person (other than such Indemnitee), arising out of, in connection with or by reason of (x) any claims by brokers due to acts or omissions by Borrower, (y) this Agreement or the transactions contemplated hereby (including, without limitation, the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the use or proposed use of any Loan or the proceeds therefrom and the Banks’ use of Borrower information as creditors in possession, exercising rights or remedies or violation of or non-compliance with applicable Law) or (z) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings, whether asserted by Borrower, any of Borrower’s Affiliates or any other Person and regardless of whether Administrative Agent or any Bank is party thereto) relating to any actual use or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment).  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct and actual damages resulting from such Indemnitee’s breach of Section 12.20.  To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.  If and to the extent that the obligations of Borrower under this Section are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable Law.

The obligations of Borrower under this Section and under Article III shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loans and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party, provided, however, that in the case of Article III, such obligations shall survive only for a period of ninety (90) days after such repayment and termination.

Section 12.05                     Assignment; Participation.  This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns.  Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer without such consent shall be null and void).

Any Bank may, without the consent of Borrower or Administrative Agent, at any time grant to one or more banks or other institutions (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Consolidated Businesses) (each a “Participant”) participating interests in its Loan (each a “Participation”).  In the event of any such grant by a Bank of a Participation to a Participant, whether or not Borrower or Administrative Agent was given notice, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the first proviso to Section 12.02 without the consent of the Participant.  Any Participant hereunder shall have the same benefits as any Bank with respect to the yield protection and increased cost provisions of Article III, but a Participant shall not be entitled to receive any greater payment than the Bank granting such Participation would have been entitled to receive.  Each Bank that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Subject to the conditions set forth below, any Bank may assign to one or more assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i)                                     Borrower, provided that no consent of Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Assignee; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to

Administrative Agent within five (5) Banking Days after having received written notice thereof requesting Borrower’s approval and containing a legend that states “REQUEST FOR APPROVAL - FAILURE TO OBJECT TO THIS REQUEST WITHIN FIVE (5) BANKING DAYS SHALL BE DEEMED APPROVAL”; and

(ii)                                  Administrative Agent, provided that no consent of Administrative Agent shall be required for an assignment of any Term Loan Commitment to an Affiliate of a Bank, an Approved Fund or an Assignee that is a Bank with a Term Loan Commitment immediately prior to giving effect to such assignment.

Such assignments shall be subject to the following additional conditions:

(1)                                 except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Term Loan Commitment or Loans, the amount of the Term Loan Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and Administrative Agent otherwise consent, provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(2)                                 each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;

(3)                                 the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,500 ($7,500 for any Defaulting Lender);

(4)                                 the Assignee, if it shall not be a Bank, shall deliver to Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(5)                                 no such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Consolidated Businesses, or (B) to any Defaulting Lender or any of its Consolidated Businesses, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

For the purposes of this Section 12.05, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Upon (i) execution and delivery of such Assignment and Acceptance, (ii) payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee and (iii) payment of the fee described in paragraph (3) above, such Assignee shall be a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Acceptance, and the assigning Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this paragraph, substitute Notes shall be issued to the assigning Bank and Assignee by Borrower, in exchange for the return of the original Note.  The obligations evidenced by such substitute notes shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents.  In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent evidence, satisfactory to Administrative Agent, of all requisite corporate action to authorize Borrower’s execution and delivery of the substitute notes and any related documents.  The Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any Taxes in accordance with Section 3.10.  Each Assignee shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 3.10.

Any Bank may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 12.05 shall not apply to any such pledge or assignment or grant of a security interest; provided that no such pledge or assignment or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or Assignee or grantee for such Bank as a party hereto.

Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee.  In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or Assignee or prospective Participant or Assignee, such Bank shall also indicate that the same are delivered on a confidential basis.  Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan as permitted by this Section.  Each Bank agrees to provide Borrower with notice of all Participations sold by such Bank to other than its Affiliates.  Any Bank or Participant may pledge its Loans or Participations as collateral in accordance with applicable law.

Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Term Loan Commitments of, and principal amounts of the Loans and any accrued and unpaid interest and any other amounts thereon, owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary and no transfer of an interest in the Loans shall be effective unless and until recorded in the Register.  In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank.  The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.  This paragraph shall be construed so that the Loans are at all times maintained in “registered form” for purposes of the Code and any applicable regulations (and any other relevant or successor provisions of the Code or such regulations).

Section 12.06                     Documentation Satisfactory.  All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks.  In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

Section 12.07                     Notices.

(a)                                 Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to Administrative Agent by telephone, confirmed by writing, and to the Banks and to Borrower by ordinary mail or overnight courier, receipt confirmed, addressed to such party at its address on the signature page of this Agreement.  Notices shall be effective (1) if by telephone, at the time of such telephone conversation, (2) if given by mail, three (3) days after mailing; and (3) if given by overnight courier, upon receipt.  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 if such Bank, has notified Administrative Agent that it is incapable of receiving notices under such section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Banking Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM (AS DEFINED IN SECTION 6.09) IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS (AS DEFINED IN SECTION 6.09) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent, Syndication Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s or Syndication Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 12.08                     Setoff.  Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, subject to receipt of the prior written consent of the Required Banks exercised in their sole discretion, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof, and provided further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Banks, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.

Section 12.09                     Table of Contents; Headings.  Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Section 12.10                     Severability.  The provisions of this Agreement are intended to be severable.  If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.  Without limiting the foregoing provisions of this Section 12.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.11                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.12                     Integration.  The Loan Documents, the Fee Letter and Supplemental Fee Letter set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 12.13                     Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without giving effect to New York’s principles of conflicts of Laws).

Section 12.14                     Waivers.  In connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) promptness and diligence; (2) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating thereto except to the extent otherwise provided herein; (3) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving Borrower of its obligations hereunder; (4) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (5) any right or claim of right to cause a marshalling of the assets of Borrower; and (6) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of payment by Borrower, either jointly or severally, pursuant to this Agreement or other Loan Documents.

Section 12.15                     Jurisdiction; Immunities.  Borrower, Administrative Agent and each Bank hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document.  Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court.  Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein.  Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens.  Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York County or a United States Federal court sitting in New York County, to the extent permitted or not expressly prohibited by applicable Law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by Law.

To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOANS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.16                     [Reserved].

Section 12.17                     [Reserved].

Section 12.18                     USA Patriot Act.

(a)                                 Each Bank hereby notifies Borrower that, from time to time, pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank to identify Borrower in accordance with the Act.

(b)                                 In order for Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Bank that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Bank shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law.

Section 12.19                     [Reserved].

Section 12.20                     Treatment of Certain Information; Confidentiality.  Each of Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or any Consolidated Business relating to Borrower or any Consolidated Business or any of their respective businesses, other than any such information that is available to Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by Borrower or any Consolidated Business, provided that, in the case of information received from Borrower or any Consolidated Business after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent and the Banks acknowledges that (a) the Information may include material non-public information concerning Borrower or a Consolidated Business, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AVALONBAY COMMUNITIES, INC.
as Borrower

By:
Name:	Joanne M. Lockridge
Title:	Senior Vice President — Finance

Address for Notices:

1499 Post Road, 2nd Floor
Fairfield, CT 06824

Attention:	Joanne M. Lockridge, Senior Vice President — Finance

Telephone:	(203) 319-4926
Telecopy:	(203) 926-2355

Taxpayer Identification Number: 77-0404318

Address of principal place of business, if different than above:

[Signature Page to Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and a Bank

By:
Name:
Title:

Address for Notices:

Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd floor
Chicago, IL 60606

Attention:	Sam Supple

Telephone:	(312) 269-4817
Telecopy:	(312) 782-0969

With a copy to:

Wells Fargo Bank, National Association
608 2nd Avenue South, 11th Floor
Minneapolis, MN 55402

Attention:	Teresa Mager

Telephone:	(612) 667-4507
Telecopy:	(877) 410-5027

[Signature Page to Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION
as Syndication Agent and a Bank

By:
Name:
Title:

Address for Notices:

PNC Bank, National Association
500 First Avenue
Mail Stop: P7-PFFC-04-Z
Pittsburgh, PA 15219

Attention:	Erin Loutzenhiser

Telephone:	(412) 768-2845
Telecopy:	(412) 768-5754

[Signature Page to Term Loan Agreement]

METROPOLITAN LIFE INSURANCE COMPANY
METROPOLITAN LIFE INSURANCE COMPANY SA729
METLIFE REINSURANCE COMPANY OF SOUTH CAROLINA
METROPOLITAN TOWER LIFE INSURANCE COMPANY
each as a Bank

By:
Name:
Title:

Address for Notices:

Metropolitan Life Insurance Company
10 Park Ave.
PO Box 1902
Morristown, NJ 07962

Attention:	Matthew McInerny

Telephone:	(973) 355-4033
Telecopy:	(973) 355-4230

[Signature Page to Term Loan Agreement]

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
as a Bank

By:
Name:
Title:

Address for Notices:

The Prudential Insurance Company of America

Attention:

Telephone:	( ) -
Telecopy:	( ) -

[Signature Page to Term Loan Agreement]

BRANCH BANKING AND TRUST COMPANY
as a Bank

By:
Name:
Title:

Address for Notices:

Branch Banking and Trust Company

Attention:

Telephone:	( ) -
Telecopy:	( ) -

[Signature Page to Term Loan Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION
as a Bank

By:
Name:
Title:

Address for Notices:

Capital One, National Association

Attention:

Telephone:	( ) -
Telecopy:	( ) -

[Signature Page to Term Loan Agreement]

SUNTRUST BANK
as a Bank

By:
Name:
Title:

Address for Notices:

SunTrust Bank

Attention:

Telephone:	( ) -
Telecopy:	( ) -

[Signature Page to Term Loan Agreement]

SCHEDULE 1

Term A-1 Loan Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$53,009,709
PNC Bank, National Association	53,009,709
Metropolitan Life Insurance Company	14,000,000
Metropolitan Life Insurance Company SA729	8,000,000
Metlife Reinsurance Company of South Carolina	25,000,000
Metropolitan Tower Life Insurance Company	3,000,000
The Prudential Insurance Company of America	44,000,000
Branch Banking and Trust Company	16,660,194
Capital One, National Association	16,660,194
SunTrust Bank	16,660,194
Total	$250,000,000

SCHEDULE 2

Term A-2 Loan Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$16,990,291
PNC Bank, National Association	16,990,291
Branch Banking and Trust Company	5,339,806
Capital One, National Association	5,339,806
SunTrust Bank	5,339,806
Total	$50,000,000

EXHIBIT B

NOTE

$	New York, New York

March [ ], 2014

For value received, AvalonBay Communities, Inc., a Maryland corporation (“Borrower”), hereby promises to pay to the order of                        or its successors or assigns (collectively, the “Bank”), at the principal office of Wells Fargo Bank, National Association (“Administrative Agent”) located at 608 2nd Avenue South, 11th Floor, Minneapolis, MN 55402, for the account of the Applicable Lending Office of the Bank, the principal sum of                  Dollars ($                        ), or if less, the amount loaned by the Bank under its Loan to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement.  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the time and at a rate per annum as provided in the Loan Agreement.  Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rate set forth in the Loan Agreement.

The date and amount of each advance of the Loan made by the Bank to Borrower under the Loan Agreement referred to below, and each payment of said Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the Notes referred to in the Term Loan Agreement dated as of March [    ], 2014 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, the Banks named therein (including the Bank) and Administrative Agent, as administrative agent for the Banks.  All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference.  All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against Borrower’s Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.  This Note shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, provided that, as to the maximum lawful rate of interest which may be charged or collected, if the Laws applicable to the Bank permit it to charge or collect a higher rate than the Laws of the State of New York, then such Law applicable to the Bank shall apply to the Bank under this Note.

AVALONBAY COMMUNITIES, INC.

By:

Name:

Title:

2

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

3